Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The only class securities of Capital Senior Living Corporation registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, is its common stock, par value $0.01 per share (“Common Stock”). The following description of our Common Stock is a summary and does not purport to be complete.  It is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Second Amended and Restated Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part.

Authorized Capitalization

Our authorized capital stock consists of 65,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share.  There are no shares of our preferred stock currently outstanding.

Common Stock

Voting Rights. The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Dividend Rights. The holders of our Common Stock are entitled to receive dividends (payable in cash, stock or otherwise), subject to any rights and preferences of any outstanding preferred stock, but only when and as declared by our Board of Directors out of the assets legally available for dividend payments.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, after there is paid to or set aside for the holders of any class of stock having preference over our Common Stock the full amount to which such holders are entitled, then the holders of the Common Stock, shall be entitled, after payment or provision for payment of all debts and liabilities of our company, to receive the remaining assets of our company available for distribution.

Other Matters. Our Common Stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Our Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “CSU.” Our transfer agent and registrar is Computershare Shareowner Services LLC. The telephone number for Computershare Shareowner Services LLC is (866) 267-2831.

The rights, powers, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Preferred Stock

Subject to the provisions of our Certificate of Incorporation and limitations prescribed by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our preferred stock in one or more series from time to time upon such terms and for such consideration as may be determined by our Board of Directors.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws

Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board of Directors in hopes of improving the terms of any such takeover bids.

Authorized but Unissued Capital Stock. We have 65,000,000 authorized shares of Common Stock and 15,000,000 authorized shares of preferred stock. Due to our authorized but unissued Common Stock and preferred stock, our Board of Directors may be able to discourage or make any attempt to obtain control of us more difficult.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders, and may not be taken by the written consent of our stockholders, unless such consent is unanimous. In addition, our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may, subject to the rights of holders of any series of preferred stock and unless otherwise prescribed by statute, be called only by our Board of Directors, the Chairman of our Board or stockholders possessing at least 25% of the voting power of our issued and outstanding voting stock.

Amendment of our Bylaws. Our Certificate of Incorporation and Bylaws grant our Board of Directors the power to adopt, amend and repeal our Bylaws upon the affirmative vote of at least a majority of the whole Board. Our stockholders may also adopt, amend or repeal our Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of our issued and outstanding voting stock.

Classified Board; Election and Removal of Directors. Currently, our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. Directors may be removed only for cause and by the affirmative vote of a majority of our securities then entitled to vote at an election of directors.

On December 4, 2019, the Board of Directors unanimously approved an amendment (the “Declassification Amendment”) to the Certificate of Incorporation, subject to Stockholder Approval (as defined below) that will phase-out the Company’s classified Board structure so that, beginning with the Company’s 2023 annual meeting of stockholders, each member of the Board will be elected to hold office for a term of one year. The Declassification Amendment is subject to the requisite approval of the Company’s stockholders (the “Stockholder Approval”), and the Board approved the submission of the

Declassification Amendment to a vote of the Company’s stockholders at the Company’s 2020 annual meeting of the stockholders. In accordance with applicable Delaware law, the Declassification Amendment will also amend the Certificate of Incorporation to provide that, beginning at the Company’s 2023 annual meeting of stockholders (i.e., once the Board is no longer classified if the Stockholder Approval is received), the Company’s directors may be removed with or without cause, and the Board also approved an amendment to the Company’s Second Amended and Restated Bylaws in order to make conforming changes, subject to the Stockholder Approval.

A vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the directors in office. Currently, any director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. If the Stockholder Approval is received, any director appointed to fill a vacancy after the 2023 annual meeting of stockholders serves for the remainder of the term of the director in respect of whom the vacancy is being filled. The number of directors on the Board generally will be fixed exclusively by, and may be increased or decreased exclusively by, our Board of Directors but in no event will be less than three nor more than nine.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our Certificate of Incorporation provides the manner in which stockholders may give notice of business to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors.

Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person who, together with his or her affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•        the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

The above description of Section 203 of the Delaware General Corporation Law is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware General Corporation Law.